Exhibit 99.1

For media inquiries, contact:

Eric Armstrong, Citrix Systems, Inc.

(954) 267-2977 or eric.armstrong@citrix.com

For investor inquiries, contact:

Eduardo Fleites, Citrix Systems, Inc.

(954) 229-5758 or eduardo.fleites@citrix.com

Citrix Provides Update on Voluntary Stock Option Review

FORT LAUDERDALE, Fla. – March 14, 2007 – Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in application delivery infrastructure, today provided an update on its independent, voluntary stock option review.

The Audit Committee of the Board of Directors of Citrix Systems, Inc. has reached a determination that incorrect measurement dates were used to account for certain historical stock option grants during the period under review. The Company expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expenses. Accordingly, on March 14, 2007, the Company’s Audit Committee, after consultation with the Company’s management, Board of Directors and the Company’s independent registered public accounting firm, determined that the Company’s previously issued financial statements and reports thereon, earnings releases and other historical financial information and related disclosures should no longer be relied upon. Consequently, the Company will restate previously issued financial statements as necessary.

The Audit Committee has not completed its investigation or reached any final conclusion. However, it has found nothing to date that would cause it to conclude that there was intentional wrongdoing by a current executive of the Company.

The Company also reported that it will further delay the filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2006 beyond March 16, 2007.

About Citrix

Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 180,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100% of the Fortune 100 companies and 98% of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Annual revenue in 2006 was $1.1 billion.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The forward-looking statements in this release do not constitute promises or guarantees of future performance, but involve a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially from such statements include, but are not limited to, the preliminary nature of the financial information contained in this press release, the ongoing status of the Audit Committee’s review of the Company’s stock option granting practices, review by the Company’s independent outside auditors and possible regulatory review of the financial accounting determinations ultimately made by the Company with respect to the measurement dates used for stock option grants issued by the Company, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. In addition, the review and its possible conclusions may adversely impact the Company. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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